Exhibit 99.1

CSW Industrials Announces New $250 Million Credit Facility

DALLAS, Dec. 14, 2015 (GLOBALWIRE) — CSW Industrials, Inc. (NASDAQ:CSWI), a diversified industrial growth company with well-established, scalable platforms and domain expertise across three segments: Industrial Products; Coatings, Sealants & Adhesives; and Specialty Chemicals, today announced the closing of a 5-year, $250 million revolving credit facility, with an additional $50 million accordion feature. Including the accordion feature, the new credit facility represents a $100 million increase compared to the Company’s previously disclosed plans, allowing for greater financial flexibility to execute strategic priorities. The interest rate on the new credit facility is initially Libor plus 1.75%, representing a reduction from the weighted average rate of existing debt outstanding.

The closing of the credit facility marks an incremental milestone in building the centralized platform for CSW Industrials, and the Company intends to use borrowings under the new facility to refinance substantially all existing debt. Importantly, with over $200 million of incremental borrowing capacity after existing debt repayments, and more than $50 million in cash on the balance sheet, CSW Industrials is well positioned to execute its previously announced acquisition strategy.

Joseph B. Armes, CSW Industrials’ Chief Executive Officer, commented, “We are very pleased with the support of our bank group. We were able to upsize the facility due to the strong demand from our lenders and are gratified by the confidence that connotes. This credit facility will finance our acquisition strategy at a very attractive cost.”

The new facility was arranged by JP Morgan Chase and SunTrust Robinson Humphrey, with additional existing and new lenders participating in the deal.

About CSW Industrials

CSW Industrials is a diversified industrial growth company with well-established, scalable platforms and domain expertise across three segments: Industrial Products; Coatings, Sealants & Adhesives; and Specialty Chemicals. CSW Industrials’ broad portfolio of leading products provides performance optimizing solutions to its customers. CSW Industrials’ products include mechanical products for heating, ventilation and air conditioning (“HVAC”) and refrigeration applications, coatings and sealants and high performance specialty lubricants. Markets that CSW Industrials serves include plumbing, industrial, HVAC, energy, rail, architecturally-specified building products, mining and other general industrial markets.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations, assumptions and beliefs as of the date of this release. Forward-looking statements can often be identified by words such as “plans,” “expects,” “will,” similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding growth opportunities and future results of operations of CSW Industrials. They are not guarantees of future results and are subject to risks, uncertainties and assumptions, including factors set forth in CSW Industrials’ filings with the Securities and Exchange Commission, including CSW Industrials’ information statement filed as an exhibit to CSW Industrials’ Form 10, that could cause actual results to differ materially from those expressed in any forward-looking statement.